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                                                                     EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the incorporation by reference in Registration Statements No. 333-08369-01 (on Form S-3) and 333-93213 (on Form S-8) of United Parcel Service, Inc. and in Registration Statements No. 333-72127, 333-24805, 333-23969, 333-23971 and 33-46840 (on Form S-8) of United Parcel Service of America, Inc. of our report dated January 31, 2000, which includes an explanatory paragraph relating to the merger of United Parcel Service, Inc. and United Parcel Service of America, Inc. in 1999, appearing in the Annual Report on Form 10-K of United Parcel Service, Inc. for the year ended December 31, 1999.

DELOITTE & TOUCHE LLP

Atlanta, Georgia
March 28, 2000